Exhibit 99.1

KANTOR ELECTED TO NW NATURAL BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE

Sept. 25, 2008

Portland, Ore. – The Board of Directors of Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, announced today the election of Gregg S. Kantor, 51, to the board as a Class III director for a term expiring at the company’s next annual meeting of shareholders, which is scheduled for May 28, 2009.

The board election is part of the company’s succession plan, which includes Kantor becoming the chief executive officer after current CEO Mark S. Dodson retires at the end of 2008.

“NW Natural puts great effort into its succession planning to ensure smooth transitions between leadership,” said Russell F. Tromley, board chairman. “Gregg will provide the board an important operational perspective. We look forward to working with him.”

Kantor, who was appointed president and chief operating officer in May 2007, has previously served terms at NW Natural as executive vice president, senior vice president and vice president. He holds a master’s degree from the University of Oregon in urban planning and an undergraduate degree in environmental studies from the University of California, Santa Barbara.

Kantor is a member of the Oregon Global Warming Commission, and a board member of the Oregon Business Council, Portland Business Alliance, United Way of the Columbia-Willamette, the Portland Schools Foundation and The Leaders Roundtable. He resides in Portland with his wife Diane and their two children.

About NW Natural

NW Natural (NYSE: NWN) is headquartered in Portland, Ore., and serves about 655,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest and is one of the fastest-growing local distribution companies in the nation. For more information about NW Natural please visit nwnatural.com.

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